Exhibit 99.1

  Yum! Brands Inc. Reports 2005 Third-Quarter EPS of $0.71 Prior to
                    Special Items, an 18% Increase;
   Increases Full-Year 2005 EPS Estimate by $0.02 to $2.64 Prior to
                      Special Items or 12% Growth

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 5, 2005--Yum! Brands Inc. (NYSE:YUM) today reported results for the third quarter ended
September 3, 2005.
    The following are key points relative to the company's performance in the third quarter versus a year ago:

    -- Worldwide operating profit increased by 10% before special items credit.

    --  Worldwide system same-store sales grew by 2%.

    --  China Division system restaurants expanded by 23%.

    --  International Division system restaurants grew by 4%.

    --  Systemwide U.S. same-store sales increased 4%.

    --  U.S. multibrand restaurants expanded by 17%.

    The company also reported estimated Period 10 sales:

    --  International Division system sales increased 7% in U.S.
        dollar terms or 4% prior to foreign currency conversion.

    -- China Division system sales increased 16% in U.S. dollar terms or 13% prior to foreign currency conversion.

    -- U.S. blended same-store sales at company restaurants increased 3% (Taco Bell, +6%; Pizza Hut, (3)%; KFC, +6%).

                   Consolidated Financial Highlights

                          Third Quarter             Year To Date
                     -------------------------------------------------
                      2005    2004   % Change  2005    2004   % Change
                     ------- ------- -------- ------- ------- --------
System Restaurants    31,537  30,943    +2     31,537  30,943    +2
Revenues (million)    $2,243  $2,179    +3     $6,450  $6,226    +4
EPS prior to Special
 Items                 $0.71   $0.61   +18      $1.86   $1.63   +14
Special Items EPS      $0.01   $0.00    NM      $0.01   $0.03    NM
Reported EPS           $0.72   $0.61   +18      $1.87   $1.66   +13
----------------------------------------------------------------------

    David C. Novak, Chairman and CEO, said, "I am pleased to report that based on our third-quarter results we are again raising our 2005 full-year EPS estimate, now up to $2.64 or 12% growth prior to special items. We continue to aggressively expand outside the United States and expect to exceed our full-year target of over 1,100 new restaurants. This includes a record number of new-restaurant openings from our China Division where we fully expect to exceed our 2005 target of 375 openings. We are especially pleased that our third-quarter U.S. blended same-store sales increased 4%, lapping our strongest quarter last year, which is the best performance in five years. We expect 4% U.S. blended growth for the full-year 2005.
    "Looking forward to 2006, we are very confident we will continue to deliver our stated annual goal of at least 10% growth in EPS. Shareholders should expect us to continue to build value by executing the unique growth opportunities that make us anything but an ordinary restaurant company: Building dominant restaurant brands in China, driving profitable international expansion, running great restaurants, and multibranding category-leading brands. In doing so, we expect to maintain our industry leading ROIC (return on invested capital) of 18%."

INTERNATIONAL DIVISION
----------------------

                      Third Quarter               Year to Date
                               % Change                   % Change
                             -------------              --------------
                             Reported Excl              Reported  Excl
                 2005   2004          F/x   2005   2004           F/x
                ------------------------------------------------------
Financial
 Measures
Revenues(1)
 ($ million)      $490   $509     (4)  (8) $1,466 $1,485     (1)   (6)
Operating Profit
 ($ million)       $89    $79    +12   +9    $273   $241    +14    +9
----------------------------------------------------------------------
Operating
 Metrics
Est. System-
 Sales Growth                     +7   +4                   +10    +6
System
 Restaurants    11,066 10,689     +4   NM  11,066 10,689     +4    NM
----------------------------------------------------------------------

(1) Both third-quarter and year-to-date revenue comparisons were adversely affected by the refranchising of our Puerto Rico market in last year's fourth quarter. Excluding the impact of the change in ownership of the Puerto Rico market, revenues increased 1% for the third quarter and 3% year to date prior to foreign currency conversion. The transaction resulted in the sale of this company-operated market to a franchisee.

    A key growth driver for the Yum! Restaurants International (YRI) Division is new-restaurant openings across an array of international markets and leveraging our substantial infrastructure in place around the world.
    In the third quarter, continued new-restaurant expansion of KFC and Pizza Hut brands and positive system same-store-sales growth drove YRI system-sales and operating-profit growth. New restaurants opened in the quarter totaled 176.
    For both third-quarter and year-to-date 2005, YRI's operating profit growth outpaced revenue growth primarily due to strong performance from our highly profitable franchise-only businesses. Revenues are lower due to refranchising of the Puerto Rico market in the fouth quarter of last year and lower sales this year in key company markets: South Korea and the U.K. Operating profit for the quarter and year-to-date is up primarily due to strong franchise same-store sales and unit growth. Year to date, 93% of restaurant openings have been by our franchise and joint-venture partners.
    International franchise-only markets led the way with 10% growth in system sales prior to currency conversion and 5% growth in system restaurants in operation during the third quarter. These businesses represent both KFC and Pizza Hut brands and cover more than 100 countries and territories. In the U.K., a key market with 7% growth in system restaurants, system sales decreased 1% prior to currency conversion, due in part to a very weak retail environment, recently compounded by the impact of terrorist activity. Overall, Mexico was the strongest performing company market.
    For the third quarter, restaurant margin as a percentage of sales decreased 0.8 percentage points. Excluding the Puerto Rico market, restaurant margin would have decreased 0.2 percentage points versus last year.
    Overall, foreign currency conversion added $3 million to operating profit for the third quarter and $11 million year to date. Full-year currency impact is estimated at $12 million.
    For the full-year 2005, Yum! Restaurants International Division is expected to produce revenue growth of approximately +4% in local currency terms prior to the impact of refranchising the Puerto Rico market, reported profit growth of 14%, and system-sales growth of 6% in local currency terms, including at least 725 new-restaurant openings. This would be the sixth straight year of at least 700 new-restaurant openings, and we expect our franchisees to open more than 80% of the new restaurants.

CHINA DIVISION
--------------

                        Third Quarter              Year to Date
                                 % Change                  % Change
                               --------------            -------------
                               Reported  Excl            Reported Excl
                   2005   2004           F/x  2005  2004          F/x
                ------------------------------------------------------
Financial
 Measures
Revenues
 ($ million)        $360   $301     +20   +18  $871  $726     +20  +19
Operating Profit
 ($ million)         $85    $64     +32   +31  $163  $141     +15  +14
----------------------------------------------------------------------
Operating
 Metrics
Est. System-
 Sales Growth
(fiscal-period
 basis)                             +18   +17                 +17  +16
System
 Restaurants       2,159  1,759     +23    NM 2,159 1,759     +23   NM
----------------------------------------------------------------------

Note: Please refer to "Notes and Definitions" at the end of this release for explanation of estimated system-sales growth.

    A key growth driver for the China Division is rapid new-restaurant expansion of multiple Yum! restaurant brands.
    Overall, system restaurants in operation grew 23%. During the third quarter, a total of 84 new restaurants opened, including 73 KFCs and 11 Pizza Huts.
    Operating profit for the third quarter benefited by $14 million of financial recovery from a major supplier, and we expect to recognize an additional meaningful financial recovery from the same supplier during the fourth quarter of 2005. Additionally, due to a fiscal-reporting calendar shift, third-quarter operating profit increased by $6 million. Conversely, this shift negatively impacts the fourth quarter by a similar amount.
    Third-quarter restaurant margin decreased 1.6 percentage points versus the prior year, driven primarily by negative same-store sales in company-operated KFC restaurants in mainland China.
    Foreign currency conversion added $1 million to operating profit for the third quarter and $2 million year to date. Full-year currency impact is estimated at $3 million.
    For the full-year 2005, the China Division in local currency terms is expected to produce system-sales growth of at least 15%, revenue growth in the range of 17% and profit growth of approximately 10%, and at least 375 new-restaurant openings (approximately 75% of new restaurants are company owned, and 25% are joint venture and franchise).

UNITED STATES BUSINESS
----------------------


                          Third Quarter            Year to Date

                     2005    2004   % Change  2005    2004   % Change
                    ------- ------- -------- ------- ------- ---------
Financial Measures
Revenues ($ million) $1,393  $1,369    +2     $4,113  $4,015    +2
Operating Profit
 ($ million)           $189    $196    (4)      $541    $567    (5)
----------------------------------------------------------------------
Operating Metrics
Systemwide
Same-Store-Sales
 Growth %              +4      +3      NM       +4      +3      NM
System Restaurants   18,312  18,495    (1)    18,312  18,495    (1)
----------------------------------------------------------------------

    A key growth driver for this business segment is positive same-store-sales growth.
    In the third quarter, the primary drivers of revenue growth were higher same-store sales and continued development of new, higher-volume restaurants, partially offset by 2 percentage points negative impact from refranchising. When company restaurants are refranchised, revenue from these restaurants changes from company sales to franchise fees, reducing the company's reported revenue.
    Operating profit increased 5% for the third quarter excluding the impact of higher facility action expenses primarily related to restaurant closures at KFC and Long John Silver's and one-time costs associated with Hurricane Katrina.
    For the fourth quarter, it is anticipated that U.S. operating profit will show growth of about 5% prior to the impact of higher facility action expenses and the benefit of the fifty-third week. This includes the adverse impact of an incremental $4 to $6 million from expected higher energy costs and lost profits related to closed restaurants as a result of Hurricane Katrina.
    For the full-year 2005, U.S. operating profit and restaurant margin are expected to be flat versus prior year.

WORLDWIDE NEW-RESTAURANT DEVELOPMENT
------------------------------------


System New-Restaurant Openings             Third Quarter  Year to Date
                                           -------------- ------------
Worldwide                                       347           874
Key Markets
 International Franchise-Only Businesses
  (more than 100 countries and territories)     107           237
 Mainland China                                  77           235
 United States                                   87           219
 U.K.                                            19            50
 Australia/New Zealand                            7            25
----------------------------------------------------------------------

    New-restaurant development of our brands around the world is a key factor in year-to-year earnings growth for the company overall.
    For the International Division franchise-only businesses, new-restaurant growth versus a year ago continued across all regions: in Asia, +6%; southern Africa, +7%; the Middle East, +7%; and Caribbean/Latin America, +3%. For the 237 new openings year to date from this group of markets, 119 were new KFCs and 93 were new Pizza Huts.
    In the U.S. market, the majority of new-restaurant openings were by Pizza Hut, KFC and Taco Bell franchisees. Year to date, over 73% of U.S. new-restaurant openings were franchised.

U.S. MULTIBRANDING EXPANSION
----------------------------
                                                  Third Quarter
                                            --------------------------
                                                               Incr/
Multibrand Restaurants in Operation          2005     2004     (Decr)
                                            -------- -------- --------
U.S. Systemwide                               2,918    2,484    +17%
   % U.S. System Restaurants                     16       13   +3 ppts
----------------------------------------------------------------------

    In the third quarter, of the 100 U.S. multibrand additions, 67% were conversions of existing single-brand restaurants (primarily Pizza Hut/WingStreet), 24% were new-restaurant openings and 9% were a new multibrand restaurant in place of a closed single-brand restaurant nearby.
    For the full-year 2005, the company expects the U.S. system to add at least 550 multibrand restaurant locations.

FRANCHISE GROWTH AND FEES
-------------------------

                                           Third Quarter Year to Date
                                           ------------- -------------
Franchise Net New-Restaurant Growth             +1%           +1%
Total Franchise Fees ($ million)               $268          $763
   Growth Vs. 2004                             +10%           +9%
----------------------------------------------------------------------

    Franchise fees experienced across-the-board growth driven by worldwide franchise new-restaurant development, refranchising (primarily the Puerto Rico market) and same-store-sales growth. For the third quarter and year to date, favorable foreign currency conversion added 1 percentage point of franchise-fee growth.
    In the third quarter, worldwide franchise fees were generated primarily in the United States (58%) and the International Division (38%). The China Division contributed the remaining 4% to worldwide franchise fees. The company has more than 2,400 worldwide franchise partners including more than 800 in the United States, nearly 600 in the International Division and 29 in the China Division

    CASH FLOW

    Year to date, the company generated $1,041 million in net cash provided by operating activities, invested capital of $362 million and repurchased $678 million of its own shares. We expect full-year capital spending to be about $650 million versus the prior forecast of $720 million. Additionally, we now expect full-year share repurchases to total at least $800 million.

    STOCK-OPTION EXPENSING

    We will begin expensing all stock-based compensation, adopting SFAS123R retroactively to the beginning of 2005, in fourth-quarter 2005. Thus, our 2005 results will reflect a full-year impact of the adoption of SFAS123R. We currently estimate the impact of the adoption will reduce full-year and fourth-quarter EPS by $0.12 and $0.04 respectively.

    FOURTH-QUARTER 2005 OUTLOOK

    The company expects EPS of $0.78 for the fourth quarter, excluding the impact of adopting SFAS123R. A number of factors are expected to impact results:

    --  Higher facility-action expenses than last year.

    -- The tax rate will be approximately 4 percentage points higher than last year.

    -- Incremental post-hurricane expenses noted in the U.S. business section previously detailed (United States Business Section) in this release.

    -- Interest expense will increase $8 to $10 million versus last year.

    Updates will be provided if there is a material change to these expectations.

    FULL-YEAR OUTLOOK

    Based on year-to-date performance and information currently available, the company increased its full-year EPS expectations by $0.02 to $2.64 prior to special items.
    Projected factors contributing to the company's updated annual 2005 EPS guidance were published in the company's second-quarter earnings release dated July 13, 2005. Based on current information, the following is an update only on those full-year factors that have changed:

    -- Facility actions to include about $65 million of closure and impairment charges, an increase of approximately $30 million versus 2004. Refranchising gains are expected to be over $30 million for the full year versus $12 million last year.

                                                Annual Outlook

                                         Forecast  Actual
                                           2005     2004   Incr/(Decr)
                                         --------- ------- -----------
EPS prior to Special Items                  $2.64   $2.36     +12%
Special Items EPS                           $0.01   $0.06      NM
Reported EPS                                $2.65   $2.42     +10%
----------------------------------------------------------------------

Note: This forecast is prior to the impact of adopting SFAS123R.

    FULL-YEAR 2006 OUTLOOK

    The company expects EPS growth of at least 10 percent, which is expected to be driven by new-restaurant expansion outside the U.S. and U.S. same-store-sales growth of +2% to +3%.

PERIOD 10 SALES
---------------

INTERNATIONAL DIVISION SYSTEM-SALES GROWTH (Estimated)
------------------------------------------------------

                           2005             2005            2004
                    Reported (U.S. $)  Local Currency  Local Currency
                    ------------------ -------------- ----------------
Period 10                  +7%              +4%             +7%
----------------------------------------------------------------------

Note: The company's annual target growth rate for International
Division system sales is at least +5% prior to foreign currency conversion.


CHINA DIVISION SYSTEM-SALES GROWTH (Estimated)
----------------------------------------------

                            2005             2005           2004
                     Reported (U.S. $)  Local Currency Local Currency
                     ------------------ -------------- ---------------
Period 10                   +16%             +13%           +21%
----------------------------------------------------------------------

Note: For the purpose of the preceding period sales results, like calendar months have been compared. The company's annual target growth rate for China Division system sales is at least +22% prior to foreign currency conversion.


U.S. COMPANY SAME-STORE-SALES GROWTH (Estimated)
------------------------------------------------

                                    Period 10, 2005   Period 10, 2004
                                   ----------------- -----------------
U.S. BLENDED                              +3%               +3%
Taco Bell                                 +6%               +4%
Pizza Hut                                (3)%               +6%
KFC                                       +6%              (1)%
----------------------------------------------------------------------

Note: The company's annual target growth rate for U.S. same-store sales is +1% to +2%.


2005 Period 10 End Dates            2005 Period 11 End Dates
----------------------------------- ----------------------------------
International Division    9/5/2005  International Division  10/3/2005
China Division           9/30/2005  China Division         10/31/2005
U.S. Business            10/1/2005  U.S. Business          10/29/2005
----------------------------------- ----------------------------------

    CONFERENCE CALL

    Yum! Brands Inc. will host a conference call to review the company's financial performance and strategies at 11:00 a.m. EDT Wednesday, October 5, 2005.
    For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.
    The call will be available for playback beginning Wednesday, October 5, at 2:15 p.m. EDT through Friday, October 21. To access the playback, dial 800/642-1687 in the United States and 706/645-9291 internationally. The playback pass code is 8671817.
    The call and the playback can be accessed via the Internet by visiting Yum! Brands' Web site: www.yum.com and selecting "3rd Quarter Earnings Webcast."

    NOTES & DEFINITIONS FOR TERMS USED THROUGHOUT THIS DOCUMENT

    China Division system-sales growth explanation:

    Estimated system-sales growth differs from the 11% reported in the Period 9 sales release, which compared like calendar months. For 2005, we have moved forward the mainland China business reporting calendar one month to more closely align the timing of reporting that business's results of operations with our U.S. business.
    China Division third- and fourth-quarter operating profit explanation:
    As part of the calendar shift previously described, China Division third-quarter operating profit benefited by $6 million due to reporting the higher sales in mainland China in Period 9 2005 (month of August) as part of the third-quarter result versus last year, when August was reported as part of the fourth quarter. Therefore, the fourth quarter will be negatively impacted by a similar amount due to this shift.

Mainland China Reporting Calendar

                                            2005          2004
Quarter 1  Period 2                       January       December
           Period 3                       February      January
Quarter 2  Period 4                       March         February
           Period 5                       April         March
           Period 6                       May           April
Quarter 3  Period 7                       June          May
           Period 8                       July          June
           Period 9                       August        July
Quarter 4  Period 10                      September     August
           Period 11                      October       September
           Period 12                      November      October
           Period 13                      December      November
----------------------------------------------------------------------

    Notes:

    Sales results for Period 11 (the four-week period ending October 29, 2005) are scheduled to be released Monday, November 7, 2005, before market hours.
    Sales and profit information included in the release is rounded to the nearest million; however, percentage-point-change calculations are based on numbers that are not rounded.

    Definitions:

    Excl F/x represents the percentage change excluding the impact of foreign currency translation. These amounts are calculated by translating current-year results at prior-year average exchange rates. We believe elimination of the foreign currency translation impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.
    Franchise Fees include fees from unconsolidated affiliates (joint ventures) and franchise and license restaurants. Fees include ongoing royalty and license fees, initial fees for new restaurants and contract-renewal fees.
    Franchise Restaurants include unconsolidated affiliates (joint ventures) and franchise restaurants and exclude license restaurants.
    Franchise Net New-Restaurant Growth is the year-over-year total of franchise restaurant and unconsolidated affiliates (joint-venture) openings less franchise restaurant and unconsolidated affiliates (joint-venture) closings divided by the prior year's franchise and unconsolidated affiliates (joint-venture) restaurant total.
    New-Restaurant Openings include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants and exclude license restaurants.
    Special Items include AmeriServe and other charges (credits) and Wrench litigation.
    System Restaurants include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants but exclude license restaurants, which are typically nontraditional restaurants, such as airports, with substantially lower average unit volumes than traditional restaurant locations.
    System-Sales Growth includes the results of all restaurants regardless of ownership including unconsolidated affiliates (joint ventures), company-owned, franchise and license restaurants. Sales of unconsolidated affiliates (joint ventures), franchise and license restaurants generate franchise and license fees for the company (typically at a rate of 4% to 6% of sales). Unconsolidated affiliates (joint ventures), franchise and license restaurant sales are not included in company sales we present on the Condensed Consolidated Statements of Income; however, the franchise fees previously defined are included in the company's revenues. We believe system-sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all our revenue drivers, company and franchise same-store sales as well as new-restaurant development.
    System Same-Store-Sales Growth is the estimated growth in sales of all restaurants that have been open one year or more regardless of ownership including unconsolidated affiliates (joint ventures), company-owned, franchise and license restaurants.
    Systemwide U.S. Same-Store Sales include all company, franchise and license restaurants that have been open one year or more. U.S. same-store sales include KFC, Pizza Hut, Taco Bell, Long John Silver's and A&W restaurants.
    U.S. Blended Same-Store Sales include only company restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell company-owned restaurants only. U.S. same-store sales for Long John Silver's and A&W restaurants are not included.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.
    Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with nearly 34,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver's -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 3,100 multibrand restaurants. Outside the United States in 2004, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. The company has been recognized in Black Enterprise Magazine as one of the "30 Best Companies for Diversity" and for the past three years in Fortune's "Top 50 Employers for Minorities."


                           Yum! Brands, Inc.
                    Consolidated Summary of Results
            (amounts in millions, except per share amounts)

                      Quarter        %        Year to date      %
                 ----------------- Change  -----------------  Change
                  9/3/05   9/4/04   B/(W)    9/3/05   9/4/04   B/(W)
                 -------- -------- -------- -------- -------- --------
Total revenues   $ 2,243  $ 2,179        3  $ 6,450  $ 6,226        4

Costs and
 expenses
Company
 restaurant
 expenses          1,679    1,640       (2)   4,861    4,707       (3)
General and
 administrative
 expenses            252      250       (1)     751      721       (4)
Franchise and
 license
 expenses             12        8      (43)      24       16      (44)
Facility actions       7        3       NM       22       22       NM
Other (income)
 expense             (27)     (13)      98      (66)     (35)      89
Wrench
 litigation
 income
 (expense)            (2)       -       NM       (2)       -       NM
AmeriServe and
 other charges
 (credits)             -        -       NM        -      (14)      NM
                 -------- --------          -------- --------
Total costs and
 expenses          1,921    1,888       (2)   5,590    5,417       (3)
                 -------- --------          -------- --------
Operating profit     322      291       11      860      809        6
Interest
 expense, net         28       29       (2)      86       96       10
                 -------- --------          -------- --------
Income before
 income taxes        294      262       12      774      713        9
Income tax
 provision            80       77       (3)     212      208       (2)
                 -------- --------          -------- --------
Net income       $   214  $   185       16  $   562  $   505       11
                 ======== ========          ======== ========
Basic EPS Data
----------------
 EPS             $  0.75  $  0.64       18  $  1.95  $  1.74       12
                 ======== ========          ======== ========
 Average shares
  outstanding        285      291        2      288      290        1
                 ======== ========          ======== ========
Diluted EPS Data
----------------
 EPS             $  0.72  $  0.61       18  $  1.87  $  1.66       13
                 ======== ========          ======== ========
 Average shares
  outstanding        298      305        2      301      305        1
                 ======== ========          ======== ========

Dividends
 declared per
 common share    $     -  $     -        -  $ 0.215  $  0.10       NM
                 ======== ========          ======== ========

See accompanying notes.

Wrench litigation and AmeriServe and other charges (credits) have been summed and referred to as "Special Items" throughout this press release. See further discussion in the accompanying Notes.


                           Yum! Brands, Inc.
                      WORLDWIDE Operating Results
                         (amounts in millions)

                      Quarter        %        Year to date      %
                 ----------------- Change   ----------------- Change
                  9/3/05   9/4/04   B/(W)    9/3/05   9/4/04   B/(W)
                 -------- -------- -------- -------- -------- --------

Company sales    $ 1,975  $ 1,935        2  $ 5,687  $ 5,528        3
Franchise and
 license fees        268      244       10      763      698        9
                 -------- --------          -------- --------
   Revenues        2,243    2,179        3    6,450    6,226        4
                 -------- --------          -------- --------

Company
 restaurants
   Food and
    paper            619      618        -    1,793    1,746       (3)
   Payroll and
    employee
    benefits         499      497        -    1,486    1,470       (1)
   Occupancy and
    other
    operating
    expenses         561      525       (7)   1,582    1,491       (6)
                 -------- --------          -------- --------
                   1,679    1,640       (2)   4,861    4,707       (3)
General and
 administrative
 expenses            252      250       (1)     751      721       (4)
Franchise and
 license
 expenses             12        8      (43)      24       16      (44)
Facility actions       7        3       NM       22       22       NM
Other (income)
 expense             (27)     (13)      98      (66)     (35)      89
                 -------- --------          -------- --------
                   1,923    1,888       (2)   5,592    5,431       (3)
                 -------- --------          -------- --------
Operating profit
 before special
 items               320      291       10      858      795        8
Interest
 expense, net         28       29       (2)      86       96       10
Income tax
 provision            79       77       (2)     211      203       (4)
                 -------- --------          -------- --------
Earnings before
 special items   $   213  $   185       15  $   561  $   496       13
                 ======== ========          ======== ========

Tax rate before                        2.4                        1.8
 special items      27.0%    29.4%    ppts.    27.3%    29.1%    ppts.
                 ======== ========          ======== ========

Diluted EPS
 before special
 items           $  0.71  $  0.61       18  $  1.86  $  1.63       14
                 ======== ========          ======== ========

Company sales      100.0%   100.0%            100.0%   100.0%
Food and paper                         0.6                        0.1
                    31.3     31.9     ppts.    31.5     31.6     ppts.
Payroll and
 employee                              0.3                        0.4
 benefits           25.4     25.7     ppts.    26.2     26.6    ppts.
Occupancy and
 other operating                      (1.2)                      (0.8)
 expenses           28.4     27.2     ppts.    27.8     27.0     ppts.
                 -------- --------          -------- --------
Restaurant                            (0.3)                      (0.3)
 margin             14.9%    15.2%    ppts.    14.5%    14.8%    ppts.
                 ======== ========          ======== ========

Reconciliation of Segment Operating Profit to Reported Operating
 Profit
----------------------------------------------------------------------
U.S. operating
 profit          $   189  $   196       (4)   $ 541  $   567       (5)
International
 Division
 operating
 profit               89       79       12      273      241       14
China Division
 operating
 profit               85       64       32      163      141       15
Unallocated and
 corporate
 expense             (52)     (48)      (7)    (155)    (140)     (10)
Unallocated
 other income
 (expense)            (1)      (1)      NM       15       (4)      NM
Unallocated
 facility
 actions              10        1       NM       21      (10)      NM
                 -------- --------          -------- --------
Operating profit
 before special
 items               320      291       10      858      795        8
Wrench
 litigation
 income
 (expense)             2        -       NM        2        -       NM
AmeriServe and
 other (charges)
 credits               -        -       NM        -       14       NM
                 -------- --------          -------- --------
Reported
 operating
 profit          $   322  $   291       11    $ 860  $   809        6
                 ======== ========          ======== ========

See accompanying notes and reconciliations of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                    UNITED STATES Operating Results
                         (amounts in millions)

                      Quarter        %        Year to date      %
                 ----------------- Change   ----------------- Change
                  9/3/05   9/4/04   B/(W)    9/3/05   9/4/04   B/(W)
                 -------- -------- -------- -------- -------- --------

Company sales    $ 1,239  $ 1,225        1  $ 3,678  $ 3,599        2
Franchise and
 license fees        154      144        7      435      416        4
                 -------- --------          -------- --------
 Revenues          1,393    1,369        2    4,113    4,015        2
                 -------- --------          -------- --------

Company
 restaurants
 Food and paper      368      371        1    1,105    1,069       (3)
 Payroll and
  employee
  benefits           365      366        -    1,099    1,099        -
 Occupancy and
  other
  operating
  expenses           332      314       (5)     960      917       (5)
                 -------- --------          -------- --------
                   1,065    1,051       (1)   3,164    3,085       (3)

General and
 administrative
 expenses            117      115       (2)     355      347       (3)
Franchise and
 license
 expenses              9        7      (31)      18       11      (59)
Facility actions      13        -       NM       35        5       NM
                 -------- --------          -------- --------
                   1,204    1,173       (3)   3,572    3,448       (4)
                 -------- --------          -------- --------
Operating profit $   189  $   196       (4) $   541  $   567       (5)
                 ======== ========          ======== ========

Company sales      100.0%   100.0%            100.0%   100.0%
Food and paper                         0.7                       (0.3)
                    29.6     30.3     ppts.    30.0     29.7     ppts.
Payroll and
 employee                              0.3                        0.6
 benefits           29.6     29.9     ppts.    29.9     30.5     ppts.
Occupancy and
 other operating                      (1.1)                      (0.6)
 expenses           26.8     25.7     ppts.    26.1     25.5     ppts.
                 -------- --------          -------- --------
Restaurant                            (0.1)                      (0.3)
 margin             14.0%    14.1%    ppts.    14.0%    14.3%    ppts.
                 ======== ========          ======== ========

See accompanying notes.


                           Yum! Brands, Inc.
               INTERNATIONAL DIVISION Operating Results
                         (amounts in millions)

                      Quarter        %        Year to date      %
                 ----------------- Change   ----------------- Change
                  9/3/05   9/4/04   B/(W)    9/3/05   9/4/04   B/(W)
                 -------- -------- -------- -------- -------- --------

Company sales    $   387  $   420       (8) $ 1,165  $ 1,229       (5)
Franchise and
 license fees        103       89       16      301      256       17
                 -------- --------          -------- --------
 Revenues            490      509       (4)   1,466    1,485       (1)
                 -------- --------          -------- --------

Company
 restaurants
 Food and paper      128      141       10      384      416        8
 Payroll and
  employee
  benefits            92       99        7      279      292        4
 Occupancy and
  other
  operating
  expenses           118      123        3      352      357        1
                 -------- --------          -------- --------
                     338      363        7    1,015    1,065        5

General and
 administrative
 expenses             60       67       10      184      186        1
Franchise and
 license
 expenses              3        1       NM        6        5       (9)
Facility actions       4        4       NM        6        6       NM
Other (income)
 expense              (4)      (5)     (46)     (18)     (18)       5
                 -------- --------          -------- --------
                     401      430        6    1,193    1,244        4
                 -------- --------          -------- --------
Operating profit $    89  $    79       12  $   273  $   241       14
                 ======== ========          ======== ========

Company sales      100.0%   100.0%            100.0%   100.0%
Food and paper                         0.7                        0.9
                    33.1     33.8     ppts.    33.0     33.9     ppts.
Payroll and
 employee                             (0.2)                      (0.2)
 benefits           23.7     23.5     ppts.    23.9     23.7     ppts.
Occupancy and
 other operating                      (1.3)                      (1.1)
 expenses           30.5     29.2     ppts.    30.2     29.1     ppts.
                 -------- --------          -------- --------
Restaurant                            (0.8)                      (0.4)
 margin             12.7%    13.5%    ppts.    12.9%    13.3%    ppts.
                 ======== ========          ======== ========

See accompanying notes.


                           Yum! Brands, Inc.
                   CHINA DIVISION Operating Results
                         (amounts in millions)

                      Quarter        %        Year to date      %
                 ----------------- Change   ----------------- Change
                  9/3/05   9/4/04   B/(W)    9/3/05   9/4/04   B/(W)
                 -------- -------- -------- -------- -------- --------

Company sales    $   349  $   290       20  $   844  $   700       20
Franchise and
 license fees         11       11       11       27       26       12
                 -------- --------          -------- --------
 Revenues            360      301       20      871      726       20
                 -------- --------          -------- --------

Company
 restaurants
 Food and paper      123      106      (17)     304      261      (16)
 Payroll and
  employee
  benefits            42       32      (30)     108       79      (37)
 Occupancy and
  other
  operating
  expenses           111       88      (27)     270      217      (25)
                 -------- --------          -------- --------
                     276      226      (23)     682      557      (23)

General and
 administrative
 expenses             23       20      (12)      57       48      (18)
Franchise and
 license
 expenses              -        -        -        -        -        -
Facility actions       -        -       NM        2        1       NM
Other (income)
 expense             (24)      (9)      NM      (33)     (21)      47
                 -------- --------          -------- --------
                     275      237      (16)     708      585      (22)
                 -------- --------          -------- --------
Operating profit $    85  $    64       32  $   163  $   141       15
                 ======== ========          ======== ========

Company sales      100.0%   100.0%            100.0%   100.0%
Food and paper                         1.0                        1.3
                    35.4     36.4     ppts.    36.0     37.3     ppts.
Payroll and
 employee                             (0.9)                      (1.6)
 benefits           12.0     11.1     ppts.    12.8     11.2     ppts.
Occupancy and
 other operating                      (1.7)                      (1.1)
 expenses           32.0     30.3     ppts.    32.0     30.9     ppts.
                 -------- --------          -------- --------
Restaurant                            (1.6)                      (1.4)
 margin             20.6%    22.2%    ppts.    19.2%    20.6%    ppts.
                 ======== ========          ======== ========

See accompanying notes.

China Division includes mainland China, Thailand and KFC Taiwan.


                           Yum! Brands, Inc.
                 Condensed Consolidated Balance Sheets
                         (amounts in millions)

                                                    9/3/05   12/25/04
                                                   -------- ----------
ASSETS
Current Assets
Cash and cash equivalents                          $   263  $      62
Short-term investments                                  89         54
Accounts and notes receivable, less allowance:
 $22 in 2005 and 2004                                  227        192
Inventories                                             74         76
Prepaid expenses and other current assets               81        142
Deferred income taxes                                  157        156
Advertising cooperative assets, restricted              76         65
                                                   -------- ----------
   Total Current Assets                                967        747
Property, plant and equipment, net of accumulated
 depreciation and amortization of $2,799 in 2005
 and $2,618 in 2004                                  3,373      3,439
Goodwill                                               545        553
Intangible assets, net                                 337        347
Investments in unconsolidated affiliates               190        194
Other assets                                           462        416
                                                   -------- ----------
   Total Assets                                    $ 5,874  $   5,696
                                                   ======== ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities     $ 1,240  $   1,189
Income taxes payable                                   136        111
Short-term borrowings                                  213         11
Advertising cooperative liabilities                     76         65
                                                   -------- ----------
   Total Current Liabilities                         1,665      1,376
Long-term debt                                       1,590      1,731
Other liabilities and deferred credits               1,019        994
                                                   -------- ----------
   Total Liabilities                                 4,274      4,101
                                                   -------- ----------

Shareholders' Equity
Preferred stock, no par value, 250 shares
 authorized; no shares issued                            -          -
Common stock, no par value, 750 shares authorized;
 284 shares and 290 shares issued in 2005 and
 2004, respectively                                    174        659
Retained earnings                                    1,573       1067
Accumulated other comprehensive loss                  (147)      (131)
                                                   -------- ----------
   Total Shareholders' Equity                        1,600      1,595
                                                   -------- ----------
   Total Liabilities and Shareholders' Equity      $ 5,874  $   5,696
                                                   ======== ==========

See accompanying notes.


                           Yum! Brands, Inc.
            Condensed Consolidated Statements of Cash Flows
                         (amounts in millions)

                                                       Year to date
                                                     -----------------
                                                      9/3/05   9/4/04
                                                     -------- --------
Cash Flows - Operating Activities
Net income                                           $   562  $   505
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                          319      302
  Facility actions                                        22       22
  Other liabilities and deferred credits                  25      (30)
  Deferred income taxes                                  (66)      28
  Other non-cash charges and credits, net                (16)      22
Changes in operating working capital, excluding
 effects of acquisitions and
 dispositions:
  Accounts and notes receivable                          (22)     (12)
  Inventories                                              7       (5)
  Prepaid expenses and other current assets               70      (19)
  Accounts payable and other current liabilities          54       27
  Income taxes payable                                    86      (49)
                                                     -------- --------
  Net change in operating working capital                195      (58)
                                                     -------- --------
Net Cash Provided by Operating Activities              1,041      791
                                                     -------- --------

Cash Flows - Investing Activities
Capital spending                                        (362)    (383)
Proceeds from refranchising of restaurants                79       14
Acquisition of restaurants from franchisees                -      (38)
Short-term investments                                   (32)     (46)
Sales of property, plant and equipment                    25       32
Other, net                                                41       30
                                                     -------- --------
Net Cash Used in Investing Activities                   (249)    (391)
                                                     -------- --------

Cash Flows - Financing Activities
Revolving Credit Facility activity, by original
 maturity
 Three months or less, net                                78        -
Repayments of long-term debt                             (11)      (9)
Short-term borrowings-three months or less, net          (32)       -
Repurchase shares of common stock                       (678)    (294)
Employee stock option proceeds                           113      127
Dividends paid on common shares                          (91)     (29)
                                                     -------- --------
Net Cash Used in Financing Activities                   (621)    (205)
                                                     -------- --------
Effect of Exchange Rates on Cash and Cash
 Equivalents                                              (4)       -
                                                     -------- --------
Net Increase in Cash and Cash Equivalents                167      195
Net Increase in Cash and Cash Equivalents of the
 China Division for December 2004                         34        -
Cash and Cash Equivalents - Beginning of Period           62      192
                                                     -------- --------
Cash and Cash Equivalents - End of Period            $   263  $   387
                                                     ======== ========

See accompanying notes.


        Reconciliation of Non-GAAP Measurements to GAAP Results
            (amounts in millions, except per share amounts)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before special items. Special items include the GAAP income statement captions of Wrench litigation and AmeriServe and other charges (credits). These amounts are described in (f) and (g) in the accompanying notes.

The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations.


                                        Quarter        Year to date
                                   ----------------- -----------------
                                    9/3/05   9/4/04   9/3/05   9/4/04
                                   -------- -------- -------- --------
Detail of Special Items
----------------------------------
Wrench litigation income (expense) $     2  $     -  $     2  $     -
AmeriServe and other (charges)
 credits                                 -        -        -       14
                                   -------- -------- -------- --------
Total special items                      2        -        2       14

Tax on special items                    (1)       -       (1)      (5)
                                   -------- -------- -------- --------

Special items, net of tax          $     1  $     -  $     1  $     9
                                   ======== ======== ======== ========

Average shares outstanding             298      305      301      305
                                   ======== ======== ======== ========

Special items diluted EPS          $  0.01  $     -  $  0.01  $  0.03
                                   ======== ======== ======== ========

Reconciliation of Earnings Before
 Special Items to Net Income
----------------------------------
Earnings before special items      $   213  $   185  $   561  $   496
Special items, net of tax                1        -        1        9
                                   -------- -------- -------- --------
Net income                         $   214  $   185  $   562  $   505
                                   ======== ======== ======== ========

Reconciliation of EPS Before
 Special Items to Reported EPS
----------------------------------
Diluted EPS before special items   $  0.71  $  0.61  $  1.86  $  1.63
Special items EPS                     0.01        -     0.01     0.03
                                   -------- -------- -------- --------
Reported EPS                       $  0.72  $  0.61  $  1.87  $  1.66
                                   ======== ======== ======== ========


             Notes to the Consolidated Summary of Results,
                 Condensed Consolidated Balance Sheets
          and Condensed Consolidated Statements of Cash Flows
            (amounts in millions, except per share amounts)

(a) Percentages may not recompute due to rounding.

(b) In 2005, we began reporting information for our international business in two separate operating segments as a result of changes to our management structure. The China Division includes mainland China ("China"), Thailand and KFC Taiwan, and the International Division includes the remainder of our international operations. While this reporting change did not impact our consolidated results, segment information for previous periods has been restated to be consistent with the current period presentation.

    In 2005, we also changed the China business reporting calendar to more closely align the timing of the reporting of its results of operations with our U.S. business. Previously our China business, like the rest of our international businesses, closed one month (or one period for certain of our international businesses) earlier than YUM's period end date to facilitate consolidated reporting. To maintain comparability of our consolidated results of operations, net income of the China business of $6 million for the one month period ended December 31, 2004 was recognized as an adjustment to consolidated retained earnings in the year to date ended September 3, 2005, as opposed to being recorded in our Consolidated Statement of Income. Our consolidated results of operations for the quarter and year to date ended September 3, 2005 include the results of operations of the China business for the months of June, 2005 through August, 2005 and January, 2005 through August, 2005, respectively, and the months to be included in future quarterly reporting periods will begin one month later than in previous years. Our consolidated results of operations for the quarter and year to date ended September 4, 2004 continue to include the results of operations of the China business for the months of May, 2004 through July, 2004 and December, 2003 through July, 2004, respectively.

(c) Franchisee sales represent the combined estimated sales of unconsolidated affiliate, franchise and license restaurants. Franchisee sales, which are not included in the Company sales we present on the Consolidated Statements of Income, generate franchise and license fees (typically at a rate of 4% to 6% of sales) that are included in the Company's revenues.


                      Quarter        %        Year to date      %
                 ----------------- Change   ----------------- Change
                  9/3/05   9/4/04   B/(W)    9/3/05   9/4/04   B/(W)
                 -------- -------- -------- -------- -------- --------
United States
   Company sales $ 1,239  $ 1,225        1  $ 3,678  $ 3,599        2
   Franchisee
    sales          2,999    2,832        6    8,530    8,145        5
International
 Division
   Company sales $   387  $   420       (8) $ 1,165  $ 1,229       (5)
   Franchisee
    sales          1,959    1,767       11    5,841    5,153       13
China Division
   Company sales $   349  $   290       20  $   844  $   700       20
   Franchisee
    sales            189      165       15      451      406       11
Worldwide
   Company sales $ 1,975  $ 1,935        2  $ 5,687  $ 5,528        3
   Franchisee
    sales          5,147    4,764        8   14,822   13,704        8


(d) Facility actions included the following:

                                        Quarter        Year to date
                                   ----------------- -----------------
                                    9/3/05   9/4/04   9/3/05   9/4/04
                                   -------- -------- -------- --------

    Store closure costs            $     5  $     2  $     4  $    (3)
    Asset impairment charges            12        2       39       15
    Refranchising net loss (gain)      (10)      (1)     (21)      10
                                   -------- -------- -------- --------
    Facility actions               $     7  $     3  $    22  $    22
                                   ======== ======== ======== ========

    Asset impairment charges in the quarter ended September 3, 2005 primarily resulted from decisions to close certain KFC and LJS restaurants.

(e) Other (income) expense includes equity income from investments in unconsolidated affiliates. In the quarter and year to date ended September 3, 2005 other (income) expense also includes a partial financial recovery of $14 million related to a China supplier ingredient issue. In the year to date ended September 3, 2005 other (income) expense also includes a $17 million gain associated with the IPO of our Poland/Czech Republic business.

(f) Income of $2 million was recorded for the quarter and year to date ended September 3, 2005 from a settlement with an insurance carrier related to the legal judgment against Taco Bell Corp. on June 4, 2003, in Wrench v. Taco Bell Corp.

(g) Amounts recorded as AmeriServe and other charges (credits) primarily result from cash recoveries related to the AmeriServe bankruptcy reorganization process, which were not significant for both the quarter and year to date ended September 3, 2005.

(h) For the quarter and year to date ended September 3, 2005, we repurchased approximately 3.8 million shares and 13.6 million shares of our Common Stock, respectively, at an average price of $50 per share for both quarter and year to date.


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary

                                                             Total
                               Unconsolidated              Excluding
                       Company   Affiliates   Franchisees Licensees(a)
                       ------- -------------- ----------- ------------
Total U.S.
Beginning of Year       4,989              -      13,482       18,471
  New Builds               58              -         161          219
  Acquisitions              -              -           -            -
  Refranchising          (128)             -         126           (2)
  Closures               (127)             -        (244)        (371)
  Other                   (10)             -           5           (5)
                       ------- -------------- ----------- ------------
End of Quarter          4,782              -      13,530       18,312
                       ======= ============== =========== ============
% of Total                 26%             -          74%         100%

Total International
 Division
Beginning of Year       1,504          1,204       8,179       10,887
  New Builds               27             28         348          403
  Acquisitions              -              -           -            -
  Refranchising           (77)          (128)        205            -
  Closures                (24)           (24)       (189)        (237)
  Other                    (5)             -          18           13
                       ------- -------------- ----------- ------------
End of Quarter          1,425          1,080       8,561       11,066
                       ======= ============== =========== ============
% of Total                 13%            10%         77%         100%

Total China Division
Beginning of Year(b)    1,266            460         198        1,924
  New Builds              184             60           8          252
  Acquisitions              -              -           -            -
  Refranchising             -              -           -            -
  Closures                (16)            (5)          -          (21)
  Other                     -              -           4            4
                       ------- -------------- ----------- ------------
End of Quarter(c)       1,434            515         210        2,159
                       ======= ============== =========== ============
% of Total                 66%            24%         10%         100%

Total Worldwide
Beginning of Year       7,759          1,664      21,859       31,282
  New Builds              269             88         517          874
  Acquisitions              -              -           -            -
  Refranchising          (205)          (128)        331           (2)
  Closures               (167)           (29)       (433)        (629)
  Other                   (15)             -          27           12
                       ------- -------------- ----------- ------------
End of Quarter          7,641          1,595      22,301       31,537
                       ======= ============== =========== ============
% of Total                 24%             5%         71%         100%


(a) The total excludes 2,177 U.S. and 194 International Division licensee units. There are no licensed units in the China Division. The U.S. licensee unit count includes 1,270 Pizza Huts, 822 Taco Bells and 85 KFCs. The International Division licensee unit count includes 92 Pizza Huts, 60 KFCs, 41 Taco Bells and 1 Long John Silver's.
(b) Beginning of the year balances have been adjusted to include December activity in mainland China due to the change in its reporting calendar. The net change was an addition of 16, 2, 1 and 19 units for company, unconsolidated affiliates, franchisees and total excluding licensees, respectively.
(c) The totals include 3 Company-owned Taco Bell Grandes and 2 Company-owned East Dawning units.


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary

                            United States
----------------------------------------------------------------------

                                                               Total
                                                             Excluding
                                         Company Franchisees Licensees
                                         ------- ----------- ---------
Pizza Hut
Beginning of Year                         1,741       4,565     6,306
  New Builds                                 23          52        75
  Acquisitions                                -           -         -
  Refranchising                             (60)         60         -
  Closures                                  (32)        (82)     (114)
  Other                                       -           -         -
                                         ------- ----------- ---------
End of Quarter                            1,672       4,595     6,267
                                         ======= =========== =========
% of Total                                   27%         73%      100%

KFC
Beginning of Year                         1,248       4,202     5,450
  New Builds                                  6          55        61
  Acquisitions                                -           -         -
  Refranchising                              (7)          7         -
  Closures                                  (46)        (77)     (123)
  Other                                     (10)          5        (5)
                                         ------- ----------- ---------
End of Quarter                            1,191       4,192     5,383
                                         ======= =========== =========
% of Total                                   22%         78%      100%

Taco Bell
Beginning of Year                         1,283       3,747     5,030
  New Builds                                 12          43        55
  Acquisitions                                -           -         -
  Refranchising                             (40)         38        (2)
  Closures                                  (15)        (42)      (57)
  Other                                       -           -         -
                                         ------- ----------- ---------
End of Quarter                            1,240       3,786     5,026
                                         ======= =========== =========
% of Total                                   25%         75%      100%

Long John Silver's
Beginning of Year                           700         500     1,200
  New Builds                                 17           8        25
  Acquisitions                                -           -         -
  Refranchising                             (21)         21         -
  Closures                                  (32)        (15)      (47)
  Other                                       -           -         -
                                         ------- ----------- ---------
End of Quarter                              664         514     1,178
                                         ======= =========== =========
% of Total                                   56%         44%      100%

A&W
Beginning of Year                            17         468       485
  New Builds                                  -           3         3
  Acquisitions                                -           -         -
  Refranchising                               -           -         -
  Closures                                   (2)        (28)      (30)
  Other                                       -           -         -
                                         ------- ----------- ---------
End of Quarter                               15         443       458
                                         ======= =========== =========
% of Total                                    3%         97%      100%


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary

                        International Division
----------------------------------------------------------------------

                                                               Total
                                  Unconsolidated             Excluding
                          Company   Affiliates   Franchisees Licensees
                          ------- -------------- ----------- ---------

KFC
Beginning of Year            726            439       4,854     6,019
 New Builds                   21             13         178       212
 Acquisitions                  -              -           -         -
 Refranchising                (1)           (86)         87         -
 Closures                     (8)           (12)        (93)     (113)
 Other                        (1)             1           6         6
                          ------- -------------- ----------- ---------
End of Quarter               737            355       5,032     6,124
                          ======= ============== =========== =========
% of Total                    12%             6%         82%      100%

Pizza Hut
Beginning of Year            766            765       2,903     4,434
 New Builds                    6             15         146       167
 Acquisitions                  -              -           -         -
 Refranchising               (67)           (42)        109         -
 Closures                    (16)           (12)        (78)     (106)
 Other                        (4)            (1)          9         4
                          ------- -------------- ----------- ---------
End of Quarter               685            725       3,089     4,499
                          ======= ============== =========== =========
% of Total                    15%            16%         69%      100%

A&W
Beginning of Year              -              -         209       209
 New Builds                    -              -          16        16
 Acquisitions                  -              -           -         -
 Refranchising                 -              -           -         -
 Closures                      -              -         (13)      (13)
 Other                         -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter                 -              -         212       212
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%

Taco Bell
Beginning of Year             12              -         180       192
 New Builds                    -              -           6         6
 Acquisitions                  -              -           -         -
 Refranchising                (9)             -           9         -
 Closures                      -              -          (3)       (3)
 Other                         -              -           3         3
                          ------- -------------- ----------- ---------
End of Quarter                 3              -         195       198
                          ======= ============== =========== =========
% of Total                     2%             -          98%      100%

Long John Silver's
Beginning of Year              -              -          33        33
 New Builds                    -              -           2         2
 Acquisitions                  -              -           -         -
 Refranchising                 -              -           -         -
 Closures                      -              -          (2)       (2)
 Other                         -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter                 -              -          33        33
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary

                            China Division
----------------------------------------------------------------------

                                                               Total
                                  Unconsolidated             Excluding
                          Company   Affiliates   Franchisees Licensees
                          ------- -------------- ----------- ---------

KFC
Beginning of Year          1,039            460         175     1,674
 New Builds                  140             60           7       207
 Acquisitions                  -              -           -         -
 Refranchising                 -              -           -         -
 Closures                    (13)            (5)          -       (18)
 Other                         -              -           4         4
                          ------- -------------- ----------- ---------
End of Quarter             1,166            515         186     1,867
                          ======= ============== =========== =========
% of Total                    62%            28%         10%      100%

Pizza Hut
Beginning of Year            224              -          23       247
 New Builds                   41              -           1        42
 Acquisitions                  -              -           -         -
 Refranchising                 -              -           -         -
 Closures                     (2)             -           -        (2)
 Other                         -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter               263              -          24       287
                          ======= ============== =========== =========
% of Total                    92%             -           8%      100%

China Division includes mainland China, Thailand and KFC Taiwan.


                           Yum! Brands, Inc.
                 United States Multibrand Restaurants

                                             United States(a)
                                   -----------------------------------
                                              Multibrand Restaurants
                                                    in Operation
                                                     at 9/3/05
                                              ------------------------
                                     Gross
                                    Additions
                                     Year to
                                      Date
                                     9/3/05   Company Franchise Total
                                   ---------- ------- --------- ------
KFC
   Taco Bell                               3     179       500    679
   A&W                                    16     116       204    320
   Long John Silver's                     45      66       108    174
   Pizza Hut                               -      96        47    143
   Taco Bell/Pizza Hut 3 n 1               -      19        24     43
   Wing Works                              -      25         1     26
                                   ---------- ------- --------- ------
                                          64     501       884  1,385
Taco Bell
   Pizza Hut                               2     315       270    585
   Long John Silver's                     21      68        42    110
   A&W                                     -       2         -      2
                                   ---------- ------- --------- ------
                                          23     385       312    697
Pizza Hut
   WingStreet                            209     512        27    539
                                   ---------- ------- --------- ------
Long John Silver's
   A&W                                    29     183       114    297
                                   ---------- ------- --------- ------

Total                                    325   1,581     1,337  2,918
                                   ========== ======= ========= ======

Multibrand conversions increase the sales and points of distribution for the second brand added to a restaurant but do not result in an additional unit count. Similarly, a new multibrand restaurant, while increasing sales and points of distribution for two brands, results in just one additional unit count.

(a) Amounts do not reflect 189 International Division multibrand units in operation at the end of the period. There are no multibrand units in the China Division.

    CONTACT: Yum! Brands Inc.
             Analysts are invited to contact:
             Tim Jerzyk, Vice President Investor Relations,
             888-298-6986
             or
             Quan Nghe, Director Investor Relations, 888-298-6986 or
             Members of the media are invited to contact:
             Amy Sherwood, Vice President Public Relations,
             502-874-8200